Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 12, 2024, except for the effects of the restatement discussed in Note 32 to the consolidated financial statements, as to which the date is August 22, 2025, with respect to the consolidated financial statements included in the Annual Report of Locafy Limited on Form 20-F for the year ended June 30, 2024, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON AUDIT PTY LTD

Chartered Accountants

Perth, Western Australia

August 4, 2026